Chiquita Reports Fourth Quarter and Full-Year 2010 Results

CINCINNATI, March 2, 2011 /PRNewswire-FirstCall/ --

  Achieves full-year 2010 comparable diluted EPS(1) of $0.79, compared to $2.27 in the prior year; GAAP diluted EPS of $1.32 compared to $2.02 in the prior year
  Reports fourth quarter comparable diluted EPS loss of ($0.39)  compared to a loss of ($0.52) in the prior year period; GAAP diluted loss of ($0.43) compared to a loss of ($0.58) in the prior year period
  Salads full-year operating margin improves to 7.9 percent
  Expects full-year 2011 operating profit to improve significantly versus 2010

Chiquita Brands (NYSE: CQB) today released final financial and operating results for 2010.(1)  The company reported full-year comparable income of $36 million, GAAP income of $61 million, and net sales of $3.2 billion. Fourth quarter results improved versus last year, but were lower than the company had anticipated primarily due to the impact of adverse weather conditions that affected both its bananas and salads businesses in the fourth quarter. Cash flow from operations remained strong at $98 million.

"We delivered a third consecutive year of comparable profitability on solid performance from our North American businesses," said Fernando Aguirre, chairman and chief executive officer. "However, this was a challenging year and one of the most difficult operating environments in Europe in decades. During the fourth quarter, the magnitude of sudden banana industry supply shortages and related cost increases caused by adverse weather conditions was much greater than anticipated. However, pricing in global banana markets began to improve at the beginning of 2011. Overall, for 2011, we anticipate significant operating profit improvement versus 2010."

(1)  All comparable basis amounts exclude certain items described below under “Items affecting comparability.” All figures in this press release are for continuing operations, unless otherwise noted.

2010 FULL-YEAR SUMMARY

The following table shows adjustments made to "Income (loss) from continuing operations" and EPS from continuing operations between comparable and GAAP results. See "Items affecting comparability" below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

(in millions, except per share amounts)	Income (loss)		Income (loss) per diluted share(1)
	2010	2009	2010	2009

Comparable results (Non-GAAP)	$36	$103	$0.79	$2.27
European headquarters relocation	-	(12)	-	(0.27)
Incremental non-cash interest expense on Convertible Notes	(8)	(7)	(0.17)	(0.15)
Gain on sale of smoothie business	32	-	0.71	-
Other items	(0)	7	(0.01)	0.16
Reported results (GAAP)	$61	$91	$1.32	$2.02
Columns may not total due to rounding. (1) Shares used for diluted EPS calculation are on an as-reported basis.

Net Sales and Comparable Results: Annual sales decreased 7 percent year over year to $3.2 billion, primarily as a result of less salad volume, decreased average European exchange rates, and lower European banana pricing and volume.  Comparable income for full-year 2010 decreased to $36 million from $103 million in 2009, primarily due to lower banana pricing and volumes in Europe.

Cash, Debt and Liquidity:  Cash flow from operations was $98 million for full-year 2010 compared to $135 million for 2009.  At December 31, 2010, cash and equivalents were $156 million and the company had used $30 million of cash to reduce debt, marking the fifth straight year of debt reduction.  The company continues to have significant financial flexibility and $127 million of available revolving credit, with no more than $20 million in debt maturities due in any year until 2014.

Bananas:  Net sales for the segment decreased 7 percent to $1.9 billion.  Comparable operating income declined to $81 million in 2010 from $171 million in 2009.  The decline was principally the result of lower average European exchange rates, as well as decreased European pricing and volume. In the North American business, volume was stable and pricing increased slightly.

Salads and Healthy Snacks:  Net sales decreased 9 percent to $1.0 billion and comparable operating income improved to $63 million in 2010 from $60 million in 2009, primarily as a result of cost reductions in salads and improving results in the European smoothie business partly offset by lower retail value-added salad volume.  Operating margins for value-added salads increased to 7.9 percent from 7.6 percent in the prior year, while the business invested an incremental $9 million in consumer marketing and the development and launch of FreshRinse™, the company's newly introduced food safety and quality technology.

2010 FOURTH QUARTER SUMMARY

The following table shows adjustments made to "Income (loss) from continuing operations" and EPS from continuing operations between comparable and GAAP results. See "Items affecting comparability" below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

(in millions, except per share amounts)	Income (loss)		Income (loss) per diluted share(1)
	Q4 2010	Q4 2009	Q4 2010	Q4 2009

Comparable results (Non-GAAP)	($18)	($23)	($0.39)	($0.52)
European headquarters relocation	-	(1)	-	(0.02)
Incremental non-cash interest expense on Convertible Notes	(2)	(2)	(0.04)	(0.04)
Other items	-	(0)	-	(0.01)
Reported results (GAAP)	($20)	($26)	($0.43)	($0.58)
Columns may not total due to rounding. (1) Shares used for diluted EPS calculation are on an as-reported basis.

Net Sales and Results: Quarterly sales decreased 12 percent year over year to $773 million due to lower banana volume in core European and Mediterranean markets, less volume in retail value-added salads and lower average European exchange rates, which more than offset higher local banana pricing.  Comparable results for the quarter improved to a loss of $18 million compared to a loss of $23 million in the year-ago period, primarily due to the structural reduction of surplus fruit costs versus the prior year period.

Bananas:  Net sales for the segment decreased 15 percent to $483 million, due to decreased volume in core Europe and Mediterranean markets and average European exchange rates, which more than offset higher local European pricing and stable North American results.  Comparable operating income was $10 million for the fourth quarter 2010, compared to $12 million in the fourth quarter of 2009 due to higher fuel costs, the impact of cooler weather that reduced stem weight and delayed harvest patterns in Latin America, and a weaker euro, offset by favorable local pricing in core European markets and the structural reduction of surplus fruit costs that were incurred in the prior year period.

Salads and Healthy Snacks:  Net sales decreased 12 percent to $230 million and comparable operating loss was $4 million, compared to a loss of $7 million in the fourth quarter of 2009, primarily due to the cost reductions in salads and improving results from the European smoothie business partly offset by lower retail value-added salad volume. These results include investment in the implementation of FreshRinse™ food safety and quality technology, which were not in the prior-year period.

2011 OUTLOOK

The company expects net sales, excluding 2010 sales of discontinued, low-margin, non-banana produce lines and European smoothies (a joint venture with Danone since May 2010) to be roughly 3 percent higher in 2011 and on a reported basis to be relatively unchanged year-on-year.Considering all the industry pricing, cost trends and economic impacts, the company expects to significantly improve its full-year operating profitability despite the weak consumer environment and commodity cost input pressures that are expected to temper margins across the food industry.

In contrast to much of 2010, industry banana supplies have significantly tightened in Latin America and the subsidized EU and ACP sources due to adverse weather conditions, and are expected to remain tight during the first half of 2011 before returning to more normal production levels during the course of the second half of the year. While tight supplies have resulted in significantly improved banana pricing in recent weeks, compared to the very weak prior-year period, particularly in Europe, sourcing costs have increased rapidly and are expected to significantly reduce the net pricing benefit. In particular, market fruit costs in Ecuador, where the company sources as much as a quarter of its fruit early in the year, have been at historically elevated levels. In North America, the company expects continued profitable growth in bananas, while in Europe it expects to continue making progress implementing its business plan to improve pricing, execute significant cost reductions and increase distribution.

The company is focusing on strengthening its long-term competitive position in salads by building consumer loyalty and preference for its branded products through innovations such as the FreshRinse™ food safety and quality technology. Year-on-year retail value-added salad volume and operating margins are expected to be lower during the first half of 2011, reflecting some 2010 customer conversions to private label.  However, new accounts, already signed in late 2010 and early 2011, are expected to offset negative year-over-year volume trends in the second half of 2011. In the short term, sourcing across the industry has been adversely affected during the first quarter by lower yields and higher costs due to severe weather and freezes in the Yuma region and the Sclerotinia fungus affecting Iceberg lettuce. Including all of these factors, as well as the company's planned investment in the rollout of FreshRinse™ and consumer marketing, operating margins for full-year 2011 are expected to be approximately 7 percent for the segment. The company also expects continued progress toward profitability in its joint venture with Danone, which should contribute further to enhanced income.

The company's expectations for improved results in 2011 exclude any unforeseen weather, event risks or major currency fluctuations.

The following chart summarizes management's estimates of certain other financial items for 2011:

(in millions)	FY 2010 Actual	FY 2011 Estimate

Capital Expenditures	$66	$75-85
Depreciation & Amortization	$61	$57-62
Gross Interest Expense (1)	$57	$50-55
Net Interest Expense (1)	$52	$45-50

(1)  Interest expense includes the impact of adoption in 2009 of an accounting standard that changed the method used to account for the company's Convertible Notes, which adds non-cash interest expense of $8 million in 2010 and $9 million in 2011.

CONFERENCE CALL

Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EST today.  Access to a live audio webcast is available at www.chiquitabrands.com.  Toll-free telephone access will be available by dialing 1-888-452-4007 in the United States and +719-325-2394 from international locations and providing the conference code 4613145.  To access the telephone replay, dial 1-888-203-1112 from the United States and + 719-457-0820 from international locations and enter the confirmation code 8117465.

NON-GAAP MEASUREMENTS

The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP).  In an effort to provide investors with additional information regarding the company's results and to provide more meaningful year-over-year comparisons of the company's financial performance, as well as the measures that management uses to evaluate the company's performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission.  The differences between the U.S. GAAP and non-GAAP financial measures are described below in "Items affecting comparability."  Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use.

ITEMS AFFECTING COMPARABILITY

Full Year and Fourth Quarter 2010 & 2009 Items

  Gain on Deconsolidation and Sale of Smoothie Business:  In the second quarter of 2010, the company entered into a joint venture with Danone S.A. to market fruit beverages based on Chiquita's Just Fruit in a Bottle® platform in Europe. Upon closing, the company sold 51 percent of its smoothie business to Danone for €15.0 million ($18 million) and deconsolidated it, accounting for its remaining 49 percent investment using the equity method. The gain on the sale and deconsolidation of the smoothie business was $32 million, which includes a $15 million gain related to the fair value of the retained 49 percent investment on the closing date.  This gain, recognized under GAAP, is excluded from comparable income of the Salads and Healthy Snacks segment.

  European Headquarters Relocation:  In the fourth quarter of 2008, the company committed to relocate its European headquarters in order to optimize its long-term tax structure.  The relocation resulted in total one-time costs of approximately $19 million; $12 million was recognized in 2009, including $1 million recorded in the fourth quarter.  Restructuring related costs are included in reportable figures as a component of operating income, but are not allocated to the reportable segments.

  Incremental non-cash interest expense on Convertible Notes:  In 2009, the company retrospectively adopted a new accounting standard related to its convertible debt instruments, which increases the amount of reported GAAP interest expense on its $200 million of 4.25% Convertible Senior Notes.  In determining earnings on a comparable basis, the company excludes the additional non-cash interest expense that results from the application of the standard.  Such higher non-cash interest expense was $2 million for both quarters ended December 31, 2010 and 2009, respectively, $7 million for the full year 2009, and $8 million for the full year 2010.

  Gain on Sale of Operations in the Ivory Coast:  In the first quarter 2009, the company sold its operations in the Ivory Coast, which resulted in a pre-tax gain of approximately $4 million under GAAP, which is excluded in 2009 comparable figures for the banana segment.  Another $4 million of income tax benefits that were recognized under GAAP are also excluded from comparable income as income taxes are not allocated to the reportable segments.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads.  The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks.  With annual revenues of more than $3 billion, Chiquita employs more than 21,000 people and has operations in nearly 70 countries worldwide.  For more information, please visit our corporate web site at www.chiquitabrands.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements, including in the "2011 Outlook" section, that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with these items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC. CONSOLIDATED INCOME STATEMENT (Unaudited – in millions, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net sales	$773	$879	$3,227	$3,470
Operating expenses:
Cost of sales	690	769	2,765	2,891
Selling, general and administrative	76	112	323	374
Depreciation	14	13	51	53
Amortization	2	3	10	10
Equity in earnings of investees	3	(1)	3	(17)
Deconsolidation and sale of smoothie business	-	-	(32)	-
European headquarters relocation	-	1	-	12
	786	898	3,120	3,323
Operating income	(13)	(18)	108	147
Interest income	1	2	6	6
Interest expense	(14)	(15)	(57)	(62)
Other income (expense)	3	(0)	3	(0)
Income (loss) from continuing operations before taxes	(24)	(31)	59	91
Income tax benefits (expense)(1)	4	5	2	0
Income (loss) from continuing operations	(20)	(26)	61	91
Loss from discontinued operations(2)	-	(1)	(3)	(1)
Net income (loss)	($20)	($27)	$57	$90
Basic earnings per share:
Continuing operations	($0.43)	($0.58)	$1.34	$2.05
Discontinued operations	-	(0.02)	(0.07)	(0.02)
	($0.43)	($0.60)	$1.27	$2.03
Diluted earnings per share:
Continuing operations	($0.43)	($0.58)	$1.32	$2.02
Discontinued operations	-	(0.02)	(0.07)	(0.02)
	($0.43)	($0.60)	$1.25	$2.00
Shares used to calculate basic earnings per share	45.2	44.8	45.0	44.6
Shares used to calculate diluted earnings per share	45.2	44.8	45.9	45.2

Columns may not total due to rounding.

(1)  Income taxes were a net benefit of $4 million for the fourth quarter of 2010 compared to $5 million for the fourth quarter of 2009, including gross income tax benefits of $9 million and $7 million, respectively. Income taxes were a net benefit of $2 million and $0.4 million for the year ended December 31, 2010 and 2009, respectively, including gross income tax benefits of $13 million and $16 million, respectively. The benefits in 2010 relate to governmental rulings in various jurisdictions; in 2009, $4 million of benefits were from the sale of the company's operations in the Ivory Coast. Both years included resolution of tax contingencies in various jurisdictions.

(2)  Loss from discontinued operations relates to potential indemnification obligations for tax liabilities of Atlanta AG.

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC. OPERATING STATISTICS (Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended December 31,		Percent Change Increase (Decrease)	Year Ended December 31,		Percent Change Increase (Decrease)
	2010	2009	vs. 2009	2010	2009	vs. 2009

Net sales by segment
Bananas	$483	$568	(14.9)%	$1,938	$2,082	(6.9)%
Salads and Healthy Snacks(2)	230	260	(11.5)%	1,028	1,136	(9.4)%
Other Produce	59	51	16.6%	261	253	3.1%
Total net sales	$773	$879	(12.1)%	$3,227	$3,470	(7.0)%
Comparable segment operating income (loss) (1)
Bananas	$10	$12	(20.7)%	$81	$171	(52.8)%
Salads and Healthy Snacks(2)	(4)	(7)	(37.0)%	63	60	5.0%
Other Produce	1	1	175.6%	5	6	(4.9)%
Corporate	(18)	(24)	(26.0)%	(71)	(81)	(12.4)%
Total comparable operating income	$(10)	$(17)	(39.9)%	$78	$156	(49.7)%
Comparable operating margin by segment
Bananas	2.0%	2.2%	(0.2) pts	4.2%	8.2%	(4.0) pts
Salads and Healthy Snacks(2)	(1.8)%	(2.5)%	0.7 pts	6.2%	5.3%	0.8 pts
Other Produce	2.4%	1.0%	1.4 pts	2.1%	2.2%	(0.1) pts
SG&A as a percent of sales	9.9%	12.8%	(2.9) pts	10.0%	10.8%	(0.8) pts
Company banana sales volume (40 lb. boxes)
North America	16.4	16.3	0.6%	62.9	63.3	(0.6)%
Europe & Middle East
Core European markets(3)	9.9	11.0	(10.0)%	40.4	44.5	(9.2)%
Mediterranean & Middle East	4.5	10.3	(56.3)%	18.6	24.1	(22.8)%
Banana Pricing
North America			(0.2)%			3.4%
Core European markets(3)
U.S. Dollar		(0.6)%				(6.1)%
Local		8.1%				(1.9)%
Mediterranean & Middle East		16.3%				2.5%
Fresh Express-branded retail value-added salads
Volume (12-count cases)	12.1	14.5	(16.6)%	54.5	63.4	(14.0)%
Pricing(4)			0.0%			0.6%

Euro average exchange rate, spot (dollars per euro)	$1.36	$1.48	(8.1)%	$1.32	$1.39	(5.0)%

Euro average exchange rate, hedged (dollars per euro)	$1.33	$1.45	(8.3)%	$1.33	$1.38	(3.6)%

Columns may not total due to rounding.

(1) See detailed description of reconciling items between GAAP and comparable basis figures in the text of this press release under the heading titled "Items affecting comparability."

(2) European fruit smoothie sales before entering into the Danone joint venture were $13 million in the first half of 2010. European fruit smoothie sales were $6 million and $26 million for the fourth quarter and year ended December 31, 2009, respectively.  Operating losses recognized by the company were $3 million and $9 million in the fourth quarters of 2010 and 2009, respectively, and $8 million and $22 million for the year ended December 31, 2010 and 2009, respectively.

(3) The company's core European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

(4) Pricing is for Fresh Express-branded products only, and includes fuel surcharges.

Exhibit C:

EUROPEAN CURRENCY YEAR-OVER-YEAR CHANGE - FAVORABLE (UNFAVORABLE) 2010 vs. 2009 (Unaudited - in millions)

Currency Impact (Euro/Dollar)	Q4	YTD
Revenue	($17)	($38)
Local Costs	5	9
Hedging(1)	(1)	3
Balance sheet translation(2)	2	(1)

Net European currency impact	($11)	($27)

Columns may not total due to rounding.

(1) Hedging costs were $4 million in the fourth quarter of 2010 and $3 million in the fourth quarter of 2009. Hedging benefits for full-year 2010 were $2 million compared to costs of $1 million for full-year 2009.

(2) Balance sheet translation was a loss of $1 million in the fourth quarter of 2010 and $3 million in the fourth quarter of 2009.  Balance sheet translation was a loss of $3 million for full-year 2010 and $2 million for full-year 2009.

CONTACT:  Ed Loyd, +1-513-784-8935, eloyd@chiquita.com